Intrepid Potash Announces First Quarter 2016 Results

DENVER, May 9, 2016 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) today reported its results for the first quarter ended March 31, 2016.

Intrepid reported a net loss in the first quarter of 2016 of $18.4 million, or $0.24 per diluted share, compared with net income of $6.5 million, or $0.09 per diluted share, in the first quarter of 2015. Excluding certain items that affect comparability between the two periods, including restructuring costs and the write-off of deferred financing fees, first quarter 2016 adjusted net loss1 was $17.4 million, or $0.22 per diluted share, compared with adjusted net income of $6.5 million, or $0.09 per diluted share, in last year's first quarter.

Bob Jornayvaz, Intrepid's Executive Chairman, President and CEO, said, "In the quarter, we continued to be significantly impacted by declines in potash pricing and general oversupply in the U.S. markets. In response to this challenging environment, we are taking actions to lower our overall production costs and optimize our mine portfolio. Accordingly, today we announced the difficult, but necessary, decision to idle the West facility in July. At the same time, we successfully converted our East facility to Trio®-only production in early April, ahead of our original timeline. These two transitions remove our two highest-cost potash production facilities from our portfolio, substantially increase our Trio® production, and allow us to focus on our lower cost solar production."

Jornayvaz continued, "We also announced today that we reached an agreement with the lenders for our credit facility to extend until no later than July 31, 2016, the previous waiver of the requirements under the facility to meet quarterly financial covenants and to deliver 2015 financial statements without a going concern modification. While this agreement further reduces the amount under the facility, it provides us with the time to thoughtfully continue our negotiations with the noteholders. In addition, we are performing due diligence surrounding an alternative credit facility proposal we have received. Our noteholders have also agreed to waive until June 30, 2016, the financial covenants under the notes. We continue to work with our lenders towards a mutually agreeable long-term solution to our debt covenant issues."

Cash, cash equivalents, and investments as of March 31, 2016, totaled $54.9 million. Cash flow used in operations for the first quarter of 2016 was $1.1 million and capital expenditures totaled $6.0 million.

West Facility

Earlier today, Intrepid announced a plan to idle mining operations at its West facility, which is a conventional mining facility located in Carlsbad, New Mexico. The facility, which generated 42% of Intrepid's potash production in 2015, is expected to transition to care and maintenance in July. Intrepid anticipates that it will incur charges of $1 to $3 million, or approximately $0.01 to $0.04 per share, related to the idling of the West facility during its second quarter. The West facility is expected to remain under care and maintenance until such time as Intrepid determines that the cost to resume production at the mine justifies the anticipated cash flow, considering potash pricing, the costs to run the facility, and other factors.

Product Highlights

Potash

Intrepid sold 218,000 tons of potash in the first quarter of 2016, down 13,000 tons, or 6%, from the same period last year primarily as a result of the timing of shipments to customers. Average net realized sales price per potash ton1 in the 2016 first quarter was $216, a 40% decrease from last year's first quarter and a 22% decrease sequentially from the fourth quarter of 2015. High levels of global potash supply, combined with the strength of the U.S. dollar and its benefits to global producers importing tonnage into the North American potash market, have resulted in significant price pressure in the markets in which Intrepid operates.

Potash production for the first quarter of 2016 totaled 215,000 tons, a decline of 9% compared to the year-ago quarter as a result of deferred production at the HB facility from early in the first quarter to the second quarter.

Trio®

During the first quarter of 2016, Intrepid sold 50,000 tons of Trio® at an average net realized sales price of $316 per ton, compared to 62,000 tons of Trio® at an average net realized sales price of $367 per ton in the comparable period of 2015. Trio® pricing continues to demonstrate some resiliency to the market pressures evident for other commodities, though competition in certain key markets resulted in a 4% price decline compared to the sequential fourth quarter.

During April 2016, Intrepid successfully transitioned the East facility to a Trio®-only production facility and began ramping up its Trio® production. In doing so, Intrepid eliminated 200,000 tons of high-production-cost potash from its annualized operating model and created capacity to produce Trio® through a more simplified, lower-cost production model at East. Intrepid expects to ramp up to an annualized Trio® run rate in the fourth quarter of 2016 that is estimated to be double the 2015 Trio® production. Intrepid expects that with this additional Trio® supply available in the market, combined with the macroeconomic pricing pressure for potash, Trio® pricing will remain pressured for the remainder of 2016.

Gross (Deficit) Margin

Intrepid generated a gross deficit of $9.2 million during the first quarter, compared to gross margin of $18.7 million during the first quarter of 2015. This decline in profitability was primarily the result of declining prices for potash and Trio®, offset somewhat by reduced depreciation, depletion, and amortization charges as a result of the asset impairments taken during the fourth quarter of 2015.

Notes

1 Adjusted net (loss) income, adjusted net (loss) income per diluted share, and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for May 9, 2016, at 10:00 a.m. ET. The dial in number is 800-319-4610 for U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, www.intrepidpotash.com.

An audio recording of the conference call will be available through June 9, 2016, at www.intrepidpotash.com and by dialing 800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 00448.

About Intrepid

Intrepid Potash (NYSE: IPI) is the only U.S. producer of muriate of potash and supplied approximately 9% of the country’s annual consumption in 2015. Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash. After the idling of West and the transition of East,

Intrepid’s production will come from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to the anticipated impacts of the idling of our West facility, our future performance and management's expectations for the future, including statements about our financial performance, production costs, operating plans, and market outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	our ability to successfully execute on our plans to idle our West facility and transition our East facility to Trio®-only production;

•
adverse impacts to our business as a result of our independent auditor having expressed substantial doubt as to our ability to continue as a going concern due to the existence of a material uncertainty;

•	changes in the price, demand, or supply of potash or Trio®/langbeinite;

•	our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements or a reduction in the total amount available to us under our credit facility;

•	the costs of, and our ability to successfully construct, commission, and execute, any of our strategic projects;

•	declines or changes in agricultural production or fertilizer application rates;

•	further write-downs of the carrying value of our assets, including inventories;

•
circumstances that disrupt or limit our production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•	changes in our reserve estimates;

•	currency fluctuations;

•	adverse changes in economic conditions or credit markets;

•	the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•	adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•	changes in the prices of raw materials, including chemicals, natural gas, and power;

•	our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•	declines in the use of potash products by oil and gas companies in their drilling operations;

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•	our inability to fund necessary capital investments; and

•	the other risks, uncertainties, and assumptions described in our periodic filings with the Securities and Exchange Commission.

In addition, new risks emerge from time to time. It is not possible for our management to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements we may make.

All information in this document speaks as of May 9, 2016. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Brian Frantz, SVP and Chief Accounting Officer
Phone: 303-996-3023
Email: brian.frantz@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2016	2015
Sales	$73,277	$117,021
Less:
Freight costs	10,332	10,912
Warehousing and handling costs	2,664	3,747
Cost of goods sold	59,777	83,282
Lower-of-cost-or-market inventory adjustments	9,007	360
Costs associated with abnormal production and other	650	—
Gross (Deficit) Margin	(9,153)	18,720

Selling and administrative	6,570	7,468
Accretion of asset retirement obligation	442	424
Restructuring expense	400	—
Other operating (income) expense	(104)	66
Operating (Loss) Income	(16,461)	10,762

Other Income (Expense)
Interest expense, net	(2,229)	(1,644)
Interest income	123	155
Other income	142	327
(Loss) Income Before Income Taxes	(18,425)	9,600

Income Tax Expense	(2)	(3,071)
Net (Loss) Income	$(18,427)	$6,529

Weighted Average Shares Outstanding:
Basic	75,756,535	75,589,092
Diluted	75,756,535	75,707,079
(Loss) Earnings Per Share:
Basic	$(0.24)	$0.09
Diluted	$(0.24)	$0.09

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2016 AND DECEMBER 31, 2015
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$24,422	$9,307
Short-term investments	30,014	50,523
Accounts receivable:
Trade, net	24,432	9,743
Other receivables, net	1,660	1,470
Inventory, net	103,616	106,531
Prepaid expenses and other current assets	10,940	18,141
Total current assets	195,084	195,715

Property, plant, equipment, and mineral properties, net	409,808	419,476
Long-term parts inventory, net	18,467	17,344
Long-term investments	479	3,799
Other assets, net	3,532	3,635
Total Assets	$627,370	$639,969
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$20,954	$15,709
Related parties	70	45
Accrued liabilities	17,178	15,429
Accrued employee compensation and benefits	5,246	7,409
Other current liabilities	697	547
Total current liabilities	44,145	39,139

Long-term debt, net	149,072	149,485
Asset retirement obligation	23,393	22,951
Other non-current liabilities	1,757	1,868
Total Liabilities	218,367	213,443
Commitments and Contingencies
Common stock, $0.001 par value; 100,000,000 shares authorized; and 75,838,782 and
75,702,700 shares outstanding at March 31, 2016, and December 31, 2015, respectively	76	76
Additional paid-in capital	581,101	580,227
Accumulated other comprehensive loss	(22)	(52)
Retained deficit	(172,152)	(153,725)
Total Stockholders' Equity	409,003	426,526
Total Liabilities and Stockholders' Equity	$627,370	$639,969

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(In thousands)

	Three Months Ended March 31,
	2016	2015
Cash Flows from Operating Activities:
Net (loss) income	$(18,427)	$6,529
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Deferred income taxes	—	2,956
Depreciation, depletion, and accretion	14,368	21,276
Amortization of deferred financing costs	783	93
Stock-based compensation	1,046	1,062
Lower-of-cost-or-market inventory adjustments	9,007	360
Allowance for parts inventory obsolescence	532	—
Other	243	285
Changes in operating assets and liabilities:
Trade accounts receivable, net	(14,689)	(9,955)
Other receivables, net	(191)	319
Refundable income taxes	40	41
Inventory, net	(7,745)	7,954
Prepaid expenses and other current assets	7,303	666
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	6,596	1,180
Other liabilities	40	(92)
Net cash (used in) provided by operating activities	(1,094)	32,674

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(6,018)	(8,678)
Purchases of investments	—	(27,600)
Proceeds from sale of investments	23,634	3,838
Net cash provided by (used in) investing activities	17,616	(32,440)

Cash Flows from Financing Activities:
Debt issuance costs	(1,235)	—
Employee tax withholding paid for restricted stock upon vesting	(172)	(1,037)
Net cash used in financing activities	(1,407)	(1,037)

Net Change in Cash and Cash Equivalents	15,115	(803)
Cash and Cash Equivalents, beginning of period	9,307	67,589
Cash and Cash Equivalents, end of period	$24,422	$66,786

Supplemental disclosure of cash flow information
Net cash paid (refunded) during the period for:
Interest	$134	$161
Income taxes	$(38)	$11
Accrued purchases for property, plant, equipment, and mineral properties	$2,004	$2,100

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015

	Three Months Ended March 31,
	2016	2015
Production volume (in thousands of tons):
Potash	215	237
Langbeinite	44	36
Sales volume (in thousands of tons):
Potash	218	231
Trio®	50	62

Gross sales (in thousands):
Potash	$53,695	$90,729
Trio®	19,582	26,292
Total	73,277	117,021
Freight costs (in thousands):
Potash	6,551	7,206
Trio®	3,781	3,706
Total	10,332	10,912
Net sales (in thousands)(1):
Potash	47,144	83,523
Trio®	15,801	22,586
Total	$62,945	$106,109

Potash statistics (per ton):
Average net realized sales price(1)	$216	$362
Cash operating costs(1)(2)	$148	$199
Depreciation and depletion	58	79
Royalties	11	14
Total potash cost of goods sold	$217	$292
Warehousing and handling costs	10	13
Average potash gross margin(1)(3)	$(11)	$57

Trio® statistics (per ton):
Average net realized sales price(1)	$316	$367
Cash operating costs(1)	$195	$181
Depreciation and depletion	39	58
Royalties	16	18
Total Trio® cost of goods sold	$250	$257
Warehousing and handling costs	10	12
Average Trio® gross margin(1)	$56	$98
(1) Net sales, average net realized sales price, cash operating costs, and average gross margin are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
(2) Cash operating costs and GAAP total cost of goods sold are shown net of by-product credits. On a per-ton basis, by-product credits were $12 and $8 for the first quarter of 2016 and 2015, respectively. By-product credits were $2.5 million and $1.8 million for the first quarter 2016 and 2015, respectively.
(3) Amounts presented exclude lower-of-cost-or-market inventory adjustments and costs associated with abnormal production. On a per-ton basis, lower-of-cost-or-market inventory adjustments were $41 and $2 for the three months ended March 31, 2016, and 2015, respectively. On a per-ton basis, costs associated with abnormal production were $3 and $0 for the three months ended March 31, 2016, and 2015, respectively.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(In thousands, except per share amounts)

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use several non-GAAP financial measures to monitor and evaluate our performance. These non-GAAP financial measures include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, net sales, average net realized sales price per ton, cash operating costs per ton, average potash and Trio® gross margin per ton, cash flow per ton, and free cash flow. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures as one of our tools in comparing performance period over period on a consistent basis and when planning, forecasting, and analyzing future periods. We believe these non-GAAP financial measures are widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Below is additional information about our non-GAAP financial measures, including reconciliations of our non-GAAP financial measures to the most directly comparable GAAP measures:

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are non-GAAP financial measures that are calculated as net income (loss) or earnings (loss) per diluted share adjusted for certain items that impact the comparability of results from period to period. These items include, among others, costs associated with abnormal production, restructuring expenses, and the write-off of certain deferred financing costs. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income:

	Three Months Ended March 31,
	2016	2015
Net (Loss) Income	$(18,427)	$6,529
Adjustments
Costs associated with abnormal production(1)	650	—
Restructuring expense	400	—
Write-off of deferred financing fees(2)	668	—
Calculated income tax effect(3)	(687)	—
Total adjustments	1,031	—
Adjusted Net (Loss) Income	$(17,396)	$6,529

Reconciliation of Net (Loss) Income per Share to Adjusted Net (Loss) Income per Share:

	Three Months Ended March 31,
	2016	2015
Net (Loss) Income Per Diluted Share	$(0.24)	$0.09
Adjustments
Costs associated with abnormal production(1)	0.01	—
Restructuring expense	0.01	—
Write-off of deferred financing fees(2)	0.01	—
Calculated income tax effect(3)	(0.01)	—
Total adjustments	0.02	—
Adjusted Net (Loss) Income Per Diluted Share	$(0.22)	$0.09

(1) As a result of the temporary suspensions of production at our East facilities, we determined that approximately $0.7 million of production costs would have been allocated to additional potash tons produced, assuming we had been operating at normal production rates. Accordingly, these costs were excluded from our inventory values and instead directly expensed in the first quarter of 2016 as period production costs. We compare actual production levels relative to what we estimated could have been produced if we had not incurred the temporary production suspensions and lower operating rates in order to determine the abnormal cost adjustment.

(2) During the first quarter of 2016, Intrepid amended its unsecured credit facility, which reduced the amount available to the Company under the agreement to a maximum of $85 million. As a result, the Company wrote off a portion of the financing fees that had previously been capitalized related to the debt facility.

(3) Assumes an annual effective tax rate of 40%.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a non-GAAP financial measure that is calculated as net income (loss) adjusted for costs associated with abnormal production, restructuring expenses, interest expense (which includes amounts related to the write-off of certain deferred financing costs), income tax expense (benefit), depreciation, depletion, and asset retirement obligation accretion. We consider adjusted EBITDA to be useful because it reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations. We use adjusted EBITDA to assess operating performance.

Reconciliation of Net (Loss) Income to Adjusted EBITDA:

	Three Months Ended March 31,
	2016	2015
Net (Loss) Income	$(18,427)	$6,529
Costs associated with abnormal production(1)	650	—
Restructuring expense	400	—
Interest expense	2,229	1,644
Income tax expense (benefit)	2	3,071
Depreciation, depletion, and accretion	14,368	21,276
Total adjustments	17,649	25,991
Adjusted EBITDA	$(778)	$32,520

(1) As a result of the temporary suspensions of production at our East facilities, we determined that approximately $0.7 million of production costs would have been allocated to additional potash tons produced, assuming we had been operating at normal production rates. Accordingly, these costs were excluded from our inventory values and instead directly expensed in the first quarter of 2016 as period production costs. We compare actual production levels relative to what we estimated could have been produced if we had not incurred the temporary production suspensions and lower operating rates in order to determine the abnormal cost adjustment.

(2) Assumes an annual effective tax rate of 40%.

Net Sales and Average Net Realized Sales Price per Ton

Net sales and average net realized sales price per ton are non-GAAP financial measures. Net sales are calculated as sales less freight costs. Average net realized sales price per ton is calculated as net sales, divided by the number of tons sold in the period. We consider net sales and average net realized sales price per ton to be useful because they remove the effect of transportation and delivery costs on sales and pricing. When we arrange transportation and delivery for a customer, we include in revenue and in freight costs the costs associated with transportation and delivery. However, many of our customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in our revenue and freight costs. We use net sales and average net realized sales price per ton as key performance indicators to analyze sales and price trends.

Reconciliation of Sales to Net Sales and Average Net Realized Sales Price per Ton:

	Three Months Ended March 31,
	2016			2015
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$53,695	$19,582	$73,277	$90,729	$26,292	$117,021
Freight costs	6,551	3,781	10,332	7,206	3,706	10,912
Net sales	$47,144	$15,801	$62,945	$83,523	$22,586	$106,109

Divided by:
Tons sold (in thousands)	218	50		231	62
Average net realized sales price per ton	$216	$316		$362	$367

Cash Operating Costs per Ton

Cash operating costs per ton is a non-GAAP financial measure that is calculated as total cost of goods sold divided by the number of tons sold in the period and then adjusted to exclude per-ton depreciation, depletion, and royalties. Total cost of goods sold is reported net of by-product credits and does not include warehousing and handling costs. We consider cash operating costs per ton to be useful because it represents our core, per-ton costs to produce potash and Trio®. We use cash operating costs per ton as an indicator of performance and operating efficiencies.

Reconciliation of Cost of Goods Sold to Cash Operating Costs Per Ton:

	Three Months Ended March 31,
	2016			2015
	Potash	Trio®	Total	Potash	Trio®	Total
Cost of goods sold	$47,288	$12,489	$59,777	$67,454	$15,828	$83,282
Divided by sales volume (in thousands of tons)	218	50		231	62
Cost of goods sold per ton	$217	$250		$292	$257
Less per-ton adjustments
Depreciation and depletion	$58	$39		$79	$58
Royalties	11	16		14	18
Cash operating costs per ton	$148	$195		$199	$181

Average Potash and Trio® Gross Margin and Cash Flow per Ton

Average potash and Trio® gross margin and cash flow per ton are non-GAAP financial measures. Average gross margin per ton is calculated by subtracting the sum of per-ton total cost of goods sold and per-ton warehousing and handling costs from the average net realized sales price. Cash flow per ton is calculated by adding depreciation and depletion to average gross margin. We believe these measures are useful because they represent the average margin and cash flow we realize on each ton of potash and Trio® sold. The reconciliations of average potash and Trio® net realized sales price to GAAP sales is set forth separately above under the heading “Net Sales and Average Net Realized Sales Price per Ton." Amounts presented exclude lower-of-cost-or-market inventory adjustments of $41 per ton and $2 per ton of potash sold for the three months ended March 31, 2016, and 2015, respectively. Further, our average potash gross margin per ton excludes costs associated with abnormal production of $3 per ton and $0 per ton of potash produced during the three months ended March 31, 2016, and 2015, respectively.

Reconciliation of Average Potash and Trio® Gross Margin to Cash Flow per Ton:

	Three Months Ended March 31,
	2016	2015
Potash
Average potash net realized sales price	$216	$362
Less total potash cost of goods sold	217	292
Less potash warehousing and handling costs	10	13
Average potash gross margin per ton	$(11)	$57
Depreciation and depletion	58	79
Cash flow per ton	$47	$136

Free Cash Flow

Free cash flow is a non-GAAP financial measure that is calculated as net cash (used in) provided by operating activities less cash paid for capital expenditures. We consider free cash flow to be a useful measure of liquidity because it indicates cash generated by normal business operations, including capital expenditures. Free cash flow does not represent cash available for discretionary expenditures because we have non-discretionary obligations, such as debt service obligations, that are not deducted from this measure.

Reconciliation of Net Cash Flow (Used In) Provided By Operating Activities to Free Cash Flow:

	Three Months Ended March 31,
	2016	2015
Net cash (used in) provided by operating activities	$(1,094)	$32,674
Less cash paid for additions to property, plant, equipment, and mineral properties	(6,018)	(8,678)
Free cash flow	$(7,112)	$23,996

Net cash provided by (used in) investing activities	$17,616	$(32,440)

Net cash used in financing activities	$(1,407)	$(1,037)

Note: Net cash used in investing activities includes cash paid for additions to property, plant, equipment, and mineral properties.